                                                                  EXHIBIT 10.11









                              AMENDED AND RESTATED


                         LIMITED PARTNERSHIP AGREEMENT












                          CHESAPEAKE LOUISIANA, L.P.,
                        AN OKLAHOMA LIMITED PARTNERSHIP










                                 JUNE 30, 1997

                               TABLE OF CONTENTS


                                                                       Page
                                                                       ----

1.       Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       Formation . . . . . . . . . . . . . . . . . . . . . . . . . .    1

3.       Name; Place of Business . . . . . . . . . . . . . . . . . . .    2

4.       Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

5.       Partnership Purpose . . . . . . . . . . . . . . . . . . . . .    2

6.       Capital Contributions . . . . . . . . . . . . . . . . . . . .    2
         6.1  Initial Contributions. . . . . . . . . . . . . . . . . .    2
         6.2  Limited Liability. . . . . . . . . . . . . . . . . . . .    2
         6.3  Optional Capital Contributions . . . . . . . . . . . . .    3
         6.4  No Interest. . . . . . . . . . . . . . . . . . . . . . .    3
         6.5  Nonpriority. . . . . . . . . . . . . . . . . . . . . . .    3

7.       Capital Accounts and Allocations. . . . . . . . . . . . . . .    3
         7.1  Allocations. . . . . . . . . . . . . . . . . . . . . . .    3
         7.2  Contributed Property . . . . . . . . . . . . . . . . . .    4
         7.3  Limitation on Allocations. . . . . . . . . . . . . . . .    4
         7.4  Qualified Income Offset  . . . . . . . . . . . . . . . .    4

8.       Distributions . . . . . . . . . . . . . . . . . . . . . . . .    4

9.       Fiscal Matters. . . . . . . . . . . . . . . . . . . . . . . .    5

10.      Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .    5
         10.1 Allocation on Transfer . . . . . . . . . . . . . . . . .    5
         10.2 Tax Elections. . . . . . . . . . . . . . . . . . . . . .    5
         10.3 Tax Returns. . . . . . . . . . . . . . . . . . . . . . .    5
         10.4 Tax Matters Partner. . . . . . . . . . . . . . . . . . .    6

11.      Management and Limitations. . . . . . . . . . . . . . . . . .    6
         11.1 Role of General Partner. . . . . . . . . . . . . . . . .    6
         11.2 General Limitations. . . . . . . . . . . . . . . . . . .    6
         11.3 Funding. . . . . . . . . . . . . . . . . . . . . . . . .    7
         11.4 Compensation . . . . . . . . . . . . . . . . . . . . . .    7


12.      Powers, Rights and Obligations of Limited Partner . . . . . .    7
         12.1 Limitation of Liability  . . . . . . . . . . . . . . . .    7
         12.2 Participation in Management  . . . . . . . . . . . . . .    7

13.      Conveyances . . . . . . . . . . . . . . . . . . . . . . . . .    7

14.      Restrictions on Transfer of Partnership Interest. . . . . . .    7

15.      Incapacity of Partner . . . . . . . . . . . . . . . . . . . .    8

16.      Default; Remedies . . . . . . . . . . . . . . . . . . . . . .    8

17.      Liquidation Procedures. . . . . . . . . . . . . . . . . . . .    8
         17.1 Creditors' Claims. . . . . . . . . . . . . . . . . . . .    9
         17.2 Reserve. . . . . . . . . . . . . . . . . . . . . . . . .    9
         17.3 Capital Account Balance  . . . . . . . . . . . . . . . .    9
         17.4 Distributions in Kind. . . . . . . . . . . . . . . . . .    9
         17.5 Balancing of Accounts  . . . . . . . . . . . . . . . . .    9

18.      Indemnification . . . . . . . . . . . . . . . . . . . . . . .    9

19.      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   10
         19.1 Governing Law. . . . . . . . . . . . . . . . . . . . . .   10
         19.2 Right to Partition . . . . . . . . . . . . . . . . . . .   10
         19.3 Approvals. . . . . . . . . . . . . . . . . . . . . . . .   10
         19.4 Binding Effect . . . . . . . . . . . . . . . . . . . . .   10
         19.5 Notices. . . . . . . . . . . . . . . . . . . . . . . . .   10
         19.6 Construction . . . . . . . . . . . . . . . . . . . . . .   11
         19.7 Execution. . . . . . . . . . . . . . . . . . . . . . . .   11
         19.8 Time . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         19.9 Remedies . . . . . . . . . . . . . . . . . . . . . . . .   11
         19.10 Supersession. . . . . . . . . . . . . . . . . . . . . .   11

20.      Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   11
         20.1 Act  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         20.2 Affiliate  . . . . . . . . . . . . . . . . . . . . . . .   11
         20.3 Agreement  . . . . . . . . . . . . . . . . . . . . . . .   12
         20.4 Capital Contributions  . . . . . . . . . . . . . . . . .   12
         20.5 Code . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         20.6 Contracts of Indebtedness. . . . . . . . . . . . . . . .   12
         20.7 Defaulting Partner . . . . . . . . . . . . . . . . . . .   12
         20.8 Departing Partner. . . . . . . . . . . . . . . . . . . .   12
         20.9 General Partner. . . . . . . . . . . . . . . . . . . . .   12

         20.10 Incapacity. . . . . . . . . . . . . . . . . . . . . . .   12
         20.11 Limited Partner . . . . . . . . . . . . . . . . . . . .   12
         20.12 Net Cash Flow . . . . . . . . . . . . . . . . . . . . .   12
         20.13 Operating Costs . . . . . . . . . . . . . . . . . . . .   12
         20.14 Partner(s). . . . . . . . . . . . . . . . . . . . . . .   13
         20.15 Partnership . . . . . . . . . . . . . . . . . . . . . .   13
         20.16 Partnership Interest. . . . . . . . . . . . . . . . . .   13
         20.17 Partnership Percentages . . . . . . . . . . . . . . . .   13
         20.18 Person. . . . . . . . . . . . . . . . . . . . . . . . .   13
         20.19 Proceeds. . . . . . . . . . . . . . . . . . . . . . . .   13
         20.20 Properties. . . . . . . . . . . . . . . . . . . . . . .   13
         20.21 Remaining Partner . . . . . . . . . . . . . . . . . . .   13
         20.22 Representative. . . . . . . . . . . . . . . . . . . . .   14
         20.23 Reserves. . . . . . . . . . . . . . . . . . . . . . . .   14
         20.24 Revenues. . . . . . . . . . . . . . . . . . . . . . . .   14

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

                          (CHESAPEAKE LOUISIANA, L.P.)


                      THIS AGREEMENT is made effective the 30th day of June, 1997, between CHESAPEAKE OPERATING, INC., an Oklahoma corporation, and CHESAPEAKE ENERGY LOUISIANA CORPORATION, an Oklahoma corporation.


                             W I T N E S S E T H :

                      WHEREAS, the Partnership was formed by the filing of a Certificate of Limited Partnership (the "Certificate") with the Oklahoma Secretary of State on May 20, 1997;

                      WHEREAS, the General Partner and Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership ("CELP"), as the sole limited partner, executed and delivered that certain Limited Partnership Agreement dated effective May 20, 1997 (the "Prior Agreement") as all of the Partners of the Partnership;

                      WHEREAS, pursuant to that certain Assignment dated May 20, 1997, CELP assigned all of its Partnership Interest to Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake Energy"), and in connection therewith the General Partner and Chesapeake Energy executed and delivered the First Amendment to Limited Partnership Agreement (the "First Amendment") to reflect the admission of Chesapeake Energy as the new sole limited partner of the Partnership; and

                      WHEREAS, pursuant to that certain corporate Assignment dated June 30, 1997, Chesapeake Energy assigned all of its Partnership Interest to the Limited Partner and the parties desire to amend and restate the Prior Agreement in order to reflect the admission of the Limited Partner to the Partnership.

                      NOW THEREFORE, in consideration of the agreements herein set forth, the Partners agree as follows:

1. Defined Terms. The capitalized terms used in this Agreement are defined at paragraph 20 of this Agreement and are intended to have the meanings therein indicated.

2. Formation. The Partners hereby form a limited partnership pursuant to the Act and the terms of this Agreement. If any provision of this Agreement is inconsistent with the Act, the terms of this Agreement will control to the maximum extent permitted by the Act. The Partners agree to execute and deliver such certificates as might be required from time to time in the conduct of the Partnership's business.

3. Name; Place of Business. The name of the Partnership is "Chesapeake Louisiana, L.P.," and all business of the Partnership will be conducted under that name. The principal place of business of the Partnership will be 6100 North Western, Oklahoma City, Oklahoma 73118. The Partnership may maintain additional offices at other places designated by the General Partner.

4. Term. The Partnership will become effective as of the date of the filing of the Certificate of Limited Partnership with the Oklahoma Secretary of State and will continue until December 31, 2050, unless earlier terminated or further extended in accordance with the terms of this Agreement or the Act.

5. Partnership Purpose. The purpose of the Partnership is to engage in the acquisition, ownership, development and operation of oil and gas properties as the General Partner may select and to engage in any and all general business activities related thereto or in any way incidental thereto, including, without limitation, owning interests in corporations, partnerships, joint ventures or other entities and entering into oil and gas leases, contracts or other agreements with others to acquire, own, develop and operate such properties, and to do all things necessary or desirable for the promotion, conduct and operation of the business of the Partnership.

6. Capital Contributions. The Partners will make the following Capital Contributions to the Partnership:

     6.1 Initial Contributions. On execution of this Agreement, each Partner will make the Capital Contribution set forth below and the capital account of each Partner will be credited with such amounts:

                              Partner                           Amount
                              -------                           ------

                           General Partner                    $  100.00
                           Limited Partner                    $9,900.00

               Although the General Partner will be liable for the obligations of the Partnership to the same extent that the Partnership is liable for such obligations, the General Partner will have no obligation to lend money to the Partnership or to make any additional Capital Contribution.

    6.2 Limited Liability. The Limited Partner will not be bound by or personally liable for: (a) the expenses, liabilities or obligations of the Partnership; or (b) any advances or additional Capital Contributions. Without limitation on the generality of the foregoing: (i) the Limited Partner will have no obligation or liability to make any Capital Contributions to the Partnership, lend any funds to the Partnership or assume any liability on behalf of the Partnership with respect to any financing of the Partnership or with respect to any matter or thing; and (ii) the Limited Partner will have no obligation or liability on account of any negative balance in the Limited Partner's capital account.

     6.3 Optional Capital Contributions. If the General Partner determines that additional Capital Contributions are necessary, the General Partner may elect to make or not make all or part of the additional Capital Contributions. If the General Partner elects not to make all or part of the additional Capital Contributions, the General Partner will provide notice of such election to the Limited Partner setting forth the amount of the recommended Capital Contribution, the proposed use of the Capital Contribution and the amount of the additional Capital Contribution not made by the General Partner. The Limited Partner is permitted, but not required, to make an additional Capital Contribution in the amount set forth in such notice. Each Capital Contribution made hereunder will be credited to the appropriate capital account of the contributing Partner as determined in the reasonable discretion of the General Partner.

     6.4       No Interest. Capital Contributions will not bear interest.

     6.5 Nonpriority. Except as otherwise expressly provided in this Agreement, no Partner will have the right to withdraw or reduce a Partner's Capital Contribution prior to the dissolution of the Partnership. No Partner will have the right to demand or receive property other than cash in return for such Partner's Capital Contribution or with respect to any distribution of the Partnership.

7. Capital Accounts and Allocations. With respect to each Partner, the Partnership will establish and maintain a separate capital account for the Partnership. Each Partner's capital account will be the amount of all Capital Contributions made by the Partner increased by the following amounts: (a) the amount of the Partner's distributive share of income or gain allocated to the Partner; and (b) the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner and decreased by (x) the amount of the Partner's distributive share of loss allocated to the Partner, (y) the amount of cash distributed and the net fair market value of all property distributed by the Partnership to the Partner, and (z) the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by property contributed by such Partner to the Partnership. The allocation of income, expenses, gain, profit and loss will be as follows:

     7.1 Allocations. Except as otherwise provided in this paragraph 7, the profits, losses, income, gain and expenses of the Partnership will be allocated to the Partners in accordance with the Partnership Percentages. Any allocation to a Partner of a portion of the net profits or net losses of the Partnership will be deemed to be an allocation to that Partner of the same proportional part of each item of income, gain, loss, deduction or credit that is earned, realized or available for or to the Partnership for federal income tax purposes.

     7.2 Contributed Property. Notwithstanding paragraph 7.1 of this Agreement, any income, gain, loss or deduction with respect to property contributed by a Partner to the Partnership which has a fair market value different from its adjusted basis for federal income tax purposes will be allocated among the Partners in accordance with Section 704(c) of the Code.

     7.3 Limitation on Allocations. Notwithstanding anything to the contrary contained herein, no allocation of net loss will be made to the Limited Partner to the extent that such allocation would create or increase a negative balance in Limited Partner's capital account. To the extent that an allocation of net loss to the Limited Partner is prohibited under this paragraph 7.3, the net loss will be allocated one hundred percent (100%) to the General Partner until such time as the allocation of the net loss will not create or increase a negative balance in the Limited Partner's capital account. Any special allocations of net loss pursuant to this paragraph 7.3 will be taken into account in computing subsequent allocations of net losses so that the net losses allocated to each Partner pursuant to this paragraph 7.3 will, to the extent possible, be equal to the net amount that would have been allocated to each such Partner if such allocations had not occurred.

     7.4 Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution which creates or increases a deficit balance in that Partner's capital account will be allocated items of income and gain (in that order) attributable to the appropriate portion of the Properties in an amount and manner sufficient to eliminate or reduce the deficit balance in that Partner's capital account as quickly as possible. Any special allocations of items of income or gain pursuant to this paragraph 7.4 will be taken into account in computing subsequent allocations of net profits so that the net amount of any items so allocated and the net profits, net losses and all other items allocated to each Partner pursuant to this paragraph 7.4 will, to the extent possible, be equal to the net amount that would have been allocated to each such Partner if such unexpected adjustments, allocations or distributions had not occurred.

8. Distributions. Proceeds and Net Cash Flow will be distributed to the Partners at least annually. Within forty-five (45) days after the close of each fiscal year, the General Partner will determine, in the General Partner's sole discretion, whether there is Net Cash Flow or Proceeds available for distribution. In computing Proceeds and Net Cash Flow, the General Partner may establish a Reserve for anticipated capital costs, a reasonable working capital Reserve and any other Reserves deemed necessary by the General Partner. The Proceeds and Net Cash Flow (if any) will be distributed to the Partners in accordance with each Partner's Partnership Percentage.

9. Fiscal Matters. With respect to the financial affairs of the Partnership, it is agreed that: (a) the fiscal year will be the period commencing on each July 1 and ending on each subsequent June 30; (b) the books of the Partnership will be maintained at the principal office of the General Partner in Oklahoma City, Oklahoma in accordance with generally accepted accounting principles consistently applied as determined by the General Partner; (c) annual balance sheets and statements of income and expenses will be rendered to each Partner within ninety (90) days after the close of each fiscal year reflecting the performance of the Partnership as a whole; (d) the funds of the Partnership will be maintained in a bank account or accounts on deposit with a bank or banks designated by the General Partner; (e) each Partner will have the right to examine and copy the books and records of the Partnership at all reasonable times; and (f) all tax returns and books of account of the Partnership will be prepared and maintained by the General Partner.

10. Tax Matters. The Partners acknowledge that the Partnership is subject to the partnership provisions of the Code and agree to file all necessary documents to be taxed as a partnership and agree not to elect pursuant to
Section 761(a) of the Code to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The Partners further agree as follows:

     10.1 Allocation on Transfer. If a Partnership Interest is transferred, the profit and loss for the fiscal year in which the transfer occurs which is attributable to the Partnership Interest transferred will be allocated between the transferor and the transferee of such Partnership Interest as such parties might agree, provided written notice of such allocation is given to the General Partner by the transferee prior to the January 15 following the date of such transfer and such allocation is consistent with Section 706 of the Code. In the event the transferee fails to specify a method of allocation on or before July 15 of the year following the year in which the transfer occurs, the General Partner is authorized to allocate the net profit and loss in accordance with the Code.

     10.2 Tax Elections. If there is a distribution of property of the Partnership as described in Section 734 of the Code, or if there is a transfer of a Partnership Interest as described in Section 743 of the Code, the Partnership may, but is not required to, file an election under Section 754 of the Code to provide for an optional adjustment to the basis of the Partnership property. In addition to the foregoing election, the General Partner, after consultation with the Limited Partner, will make such other elections on behalf of the Partnership as the General Partner determines to be in the best interest of the Partnership.

     10.3 Tax Returns. The General Partner will cause to be prepared and filed all tax returns on behalf of the Partnership required by each jurisdiction in which the Partnership operates. Each Partner agrees to furnish to the General Partner such information as might be reasonably required for the proper preparation of such tax returns.

     10.4 Tax Matters Partner. The General Partner is hereby designated the tax matters partner and will in good faith represent the Partnership in all administrative and judicial proceedings involving federal income tax matters. As the tax matters partner, the powers of the General Partner will include, but not be limited to, the power to: (a) appoint an attorney-in-fact to represent the Partnership in such proceedings; (b) engage in any activities enumerated in the Code; and (c) employ attorneys, accountants, consultants, appraisers and such other Persons as deemed appropriate. The General Partner will provide all present and former Partners affected by an Internal Revenue Service proceeding with such notice of the proceeding as is required by the Code. While acting as the tax matters partner, neither the General Partner nor the General Partner's agents will be liable to the Partners for any actions taken by or on behalf of the General Partner, including the execution of a settlement agreement with the Internal Revenue Service, so long as the General Partner acts in good faith in representing the interest of the Partnership and the Partners. The General Partner is entitled to reimbursement for all reasonable expenses relating to the representation of the Partnership as the tax matters partner, which may include, but are not limited to, expenses of Persons employed by the General Partner in connection with an examination, audit, administrative or judicial proceeding relating to federal income tax matters.

11. Management and Limitations. Subject only to the limitations hereafter set forth, the management of the Partnership and its business will rest exclusively with the General Partner, who will have all the rights and powers which may be possessed by a general partner pursuant to the Act and such further rights and powers as are otherwise conferred by law or are necessary, advisable or convenient in connection with the management of the business of the Partnership.

     11.1 Role of General Partner. The General Partner will manage and control the Partnership, the Properties and the Partnership's business and affairs and will use reasonable efforts to carry out the business of the Partnership as set forth in this Agreement. The General Partner will devote the General Partner's efforts to the business of the Partnership to the extent the General Partner, in the General Partner's reasonable discretion, determines is necessary for the efficient administration thereof. The General Partner will be responsible for the acquisition and maintenance of the proper qualification of the Partnership in each jurisdiction and will provide evidence of such qualification to any Partner on request.

     11.2 General Limitations. Without first obtaining the written consent of the Limited Partner, the General Partner will not have authority to: (a) do any act in contravention of this Agreement;
               (b) possess Partnership property for other than Partnership purposes; (c) assign Partnership property in trust for the benefit of creditors; (d) do any act which would make it impossible to carry on the ordinary business of the Partnership; or (e) amend this Agreement.

     11.3 Funding. The General Partner is specifically authorized to take all Partnership actions reasonable or necessary to obtain funding for the operation of the Partnership's business, all pursuant to terms satisfactory to the General Partner in the General Partner's sole discretion. Such actions include, without implied limitation, the obtaining of credit secured by a lien on the Properties.

     11.4 Compensation. Except as expressly provided herein, no Partner will receive any compensation, salary or fee from the Partnership as a Partner.

12. Powers, Rights and Obligations of Limited Partner. The Limited Partner will have the following rights, powers and obligations:

     12.1 Limitation of Liability. The liability of the Limited Partner will be limited to the Limited Partner's Capital Contributions whether or not previously contributed, plus the Limited Partner's share of the net profits of the Partnership which are undistributed. In addition, if the Limited Partner has received the return in whole or in part of the Limited Partner's Capital Contributions, the Limited Partner nevertheless remains liable to the Partnership for any sum, not in excess of the amount of such Capital Contributions so returned plus interest, necessary to discharge the Partnership's liabilities to all creditors who extended credit or whose claims arose before such amount was returned. All of the Partnership's assets will be subject to the Partnership's debts and liabilities.

     12.2      Participation in Management. The Limited Partner will not take part in, or interfere in any manner with, the management, control, conduct or operation of the Partnership, or have any right, power or authority to act for or bind the Partnership. The Limited Partner will not have the right to bring an action for partition against the Partnership.

13. Conveyances. The assets of the Partnership will be held in the name of the Partnership. Subject only to the limitations set forth in paragraph 11 of this Agreement, any deed, bill of sale, mortgage, lease, registration, contract of sale or other instrument purporting to convey or encumber the interest of the Partnership covering all or any portion of the Properties or any other asset of the Partnership will be sufficient if signed on behalf of the Partnership by the General Partner or by a representative designated by a certificate of authority executed by the General Partner. The Partnership may sell, transfer, convey or otherwise dispose of any of the Properties at any time to any Person, including, without limitation, any Affiliate.

14. Restrictions on Transfer of Partnership Interest. No Partner may transfer (a transfer includes, but is not limited to, any sale, transfer, assignment, pledge, creation of a security interest in or other disposition) or in any way alienate all or any part of a Partnership Interest without the prior written consent of the other Partner, which consent may be arbitrarily withheld.

15. Incapacity of Partner. On the Incapacity of a Partner, the Remaining Partner will have the option to: (a) continue the Partnership by accepting the Representative of the Departing Partner as a Partner; (b) purchase the Partnership Interest from the Departing Partner at a price acceptable to the Representative of the Departing Partner and the Remaining Partner; or (c) dissolve the Partnership in accordance with paragraph 17 of this Agreement. Written notice of the exercise of one of the foregoing options will be given by the Remaining Partner to the Representative of the Departing Partner within sixty (60) days after the appointment of such Representative. Each Partner hereby instructs his Representative to cooperate with the Remaining Partner and, on the exercise of any of the foregoing options, to consummate the transactions with regard to the Partnership Interest of the Departing Partner as provided in this paragraph 15.

16. Default; Remedies. The failure by a Partner to perform any obligation incumbent on such Partner under this Agreement within thirty (30) days after written demand for such performance by the Remaining Partner will constitute a default in the performance of this Agreement by such Partner. On the occurrence of a default, the Remaining Partner will have the option to dissolve the Partnership and wind up the Partnership's affairs in accordance with paragraph 17 of this Agreement. The Defaulting Partner will execute or cause to be executed all documents necessary to effect dissolution and winding up and will have only the right to receive, on a final winding up of the affairs of the Partnership, the distributive share to which the Defaulting Partner would have been entitled on a winding up had such default not occurred, less: (a) all damages, including, without limitation, reasonable attorneys' fees, resulting from the default; and (b) all of the costs, expenses and losses incurred which directly result from the winding up of the Partnership.

17. Liquidation Procedures. The Partnership will be dissolved on the occurrence of any of the following: (a) the consent of all of the Partners; (b) the written election of the General Partner and the giving of written notice of such election to the Limited Partner; (c) a valid election for dissolution under paragraph 15 of this Agreement; (d) a valid election for dissolution under paragraph 16 of this Agreement; or (e) the sale of all of the assets of the Partnership. On dissolution of the Partnership, the General Partner will promptly wind up and terminate the business and affairs of the Partnership. The Partners agree to execute or cause to be executed all documents required in connection with the dissolution, termination and winding up of the Partnership. A reasonable period of time will be allowed for the orderly termination of the Partnership business, discharge of the Partnership's liabilities and distribution or liquidation of the remaining assets so as to enable the Partnership to minimize the losses from the liquidation process. A full accounting of the assets and liabilities of the Partnership will be prepared and furnished to each Partner within thirty (30) days after completion. The Partnership property and assets and/or the Proceeds from the liquidation thereof will be paid, applied and/or distributed in the following order of priority:

     17.1 Creditors' Claims. To the payment of the debts and liabilities of the Partnership and the expenses of liquidation including, but not limited to, any loans or advancements made by any Partner to the Partnership and any management fees to the General Partner, the General Partner's Affiliates, or any other Person managing the Partnership business.

     17.2 Reserve. To the creation of any Reserves which the General Partner deems reasonably necessary for any liabilities of the Partnership or of the Partners arising out of the Partnership. Such Reserves will be paid over by the General Partner to a Person satisfactory to the General Partner to be held in escrow for such period as the General Partner deems advisable and for distribution at the expiration of such term in the manner hereinafter provided.

     17.3 Capital Account Balance. To the Partners in accordance with the Partnership Percentages, adjusted to the date of distribution. For the purpose of the application of paragraph of this Agreement and determining the Partnership Percentages on liquidation, all unrealized gains, losses and accrued income and deductions will be treated as realized and recognized immediately before the date of distribution.

     17.4 Distributions in Kind. Any non-cash assets to be distributed in kind will first be valued at their fair market value to determine the gain or loss that would have resulted if such assets were sold for such value. Such gain or loss will then be allocated pursuant to paragraph of this Agreement, and the Partnership Percentages will be adjusted to reflect such gain or loss. The amount distributed and charged to the capital account of each Partner receiving an interest in such distributed assets will be the fair market value of such interest.

     17.5 Balancing of Accounts. The General Partner will not be required to make Capital Contributions or advance funds to the Partnership or the Limited Partner as a result of the inability of the Partnership to make the payments described in the foregoing paragraphs. The sole obligation of the General Partner with respect to such payments will be to apply Partnership funds to the extent the same are available in the order and manner provided in such paragraphs.

18. Indemnification. The Partnership will indemnify and hold each Partner harmless from all liability, loss and expense, including reasonable attorneys' fees and litigation expenses, which any Partner might incur by reason of any action which is not in violation of this Agreement and is performed by such Partner in good faith in furtherance of the Partnership's business interests, including, without limitation, the execution of Contracts of Indebtedness.

19.  Miscellaneous. It is further agreed that:

     19.1 Governing Law. This Agreement has been executed, delivered and is intended to be performed in Oklahoma City, Oklahoma, and the substantive laws of the State of Oklahoma will govern the validity, construction and enforcement of this Agreement.

     19.2 Right to Partition. The Partners agree that during the term of the Partnership and during the period of its dissolution, no Partner will have any right to ask for partition of the assets now owned or hereafter acquired by the Partnership or to maintain any action for partition with respect to any property of the Partnership.

     19.3 Approvals. When approval by any Partner is required hereunder, such approval will not be unreasonably withheld except as specifically permitted under this Agreement. Unless provision is made for a specific period of time, the period of time in which the right of approval will be exercised will be thirty (30) days. If the Partner whose approval is required neither approves nor disapproves a proposed action within the applicable period, the Partner will be deemed to have given approval. If a Partner disapproves any action proposed by any other Partner hereunder, such disapproval will not be effective unless the reasons for such disapproval are stated in writing and provided to the Partner proposing the action.

     19.4 Binding Effect. This instrument constitutes the entire agreement between the Partners relating to the subject matter hereof and may not be changed, modified, amended or supplemented except in writing, signed by all of the Partners. This Agreement will be binding on each of the Partners and their respective successors and permitted assigns. If any part of this Agreement is held to be unenforceable, the balance will nevertheless be carried into effect. All Persons to whom any Partnership Interest might be transferred in accordance with this Agreement will, by accepting such transfer, be bound by this Agreement to the same extent as if such Person had been an original party hereto.

     19.5 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be deemed to have been given when delivered personally to the Partner or when actually received if sent by registered or certified mail, postage and charges prepaid, to the parties at the following addresses:

               General Partner:          Chesapeake Operating, Inc.
                                         6100 North Western
                                         Oklahoma City, Oklahoma 73118

               Limited Partner:          Chesapeake Energy Louisiana Corporation
                                         6100 North Western
                                         Oklahoma City, Oklahoma  73118

     19.6 Construction. This Agreement is made in accordance with the Act and is to be construed, enforced and governed in accordance therewith. Except for the terms defined in paragraph 20 of this Agreement, the descriptive headings contained herein are for convenience only and are not intended to define the subject matter of the provisions of this Agreement.

     19.7 Execution. This Agreement may be executed in multiple counterparts with the same effect as if all Partners had signed the same document. All counterparts will be construed together and will constitute one instrument. This Agreement will not be binding or constitute evidence of an agreement until all of the Partners have executed and delivered a counterpart of this Agreement.

     19.8      Time.  Time is of the essence of this Agreement.

     19.9 Remedies. The Partners intend that their respective obligations under this Agreement will be enforceable by specific performance, provided that any Defaulting Partner may also be liable in damages where permitted by law or this Agreement. All remedies of the Partnership or any Partner provided by this Agreement are cumulative and will not exclude any other remedy to which any Partner might be lawfully entitled. Failure by the Partnership or any Partner to insist on strict performance of the obligations created by this Agreement will not be a waiver of any right to demand strict compliance with this Agreement at any later time.

     19.10 Supersession. This Agreement is the final, complete and exclusive expression of the agreement between the Partners with respect to the Partnership and supersedes and replaces in all respects the Prior Agreement. On execution of this Agreement by the Partners, the relationship between the Partners will be governed by the terms of this Agreement and not by the Prior Agreement.

20. Definitions. The following words are intended to have the following meanings when used in this Agreement:

     20.1 Act. The Oklahoma Revised Uniform Limited Partnership Act, as the same is hereafter amended from time to time.

     20.2 Affiliate. Any Person which, directly or indirectly: (a) is controlled by a Partner; (b) controls a Partner; or (c) is under common control with a Partner. For the purpose of this paragraph 20.2, "control" means the direct or indirect power to determine or cause to be determined the management policies of such entity, whether through ownership, by contract or otherwise.

     20.3 Agreement. This Amended and Restated Limited Partnership Agreement and all amendments and modifications hereto.

     20.4 Capital Contributions. A contribution by a Partner to the Partnership of cash or property.

     20.5 Code. The Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.

     20.6 Contracts of Indebtedness. All promissory notes, lease agreements, purchase agreements, guarantees of payment or performance, operating contracts, employment agreements, undertakings and other assurances now or hereafter executed on behalf of the Partnership by the General Partner in connection with the business of the Partnership.

     20.7 Defaulting Partner. A Partner who fails to perform an obligation under this Agreement as provided in paragraph 16 of this Agreement.

     20.8      Departing Partner. Any Partner suffering from an Incapacity.

     20.9 General Partner. Chesapeake Operating, Inc., an Oklahoma corporation, and its successors and permitted assigns.

     20.10     Incapacity. The  occurrence  of any of the  following  events:
               (a) the filing by or against a Partner of any petition for discharge, arrangement, plan or other relief under the bankruptcy laws of the United States or any state; (b) the entry by a court of competent jurisdiction of any final judgment or decree subjecting the Partnership Interest of any Partner to a lien, attachment or charging order or purporting to transfer all or any part of a Partnership Interest to any Person not a Partner; (c) the dissolution or other termination of the legal existence of a Partner who is a corporation, partnership or trust; or (d) the death or mental incompetence of a Partner who is a natural Person.

     20.11 Limited Partner. Chesapeake Energy Louisiana Corporation, an Oklahoma corporation, and its successors and permitted assigns.

     20.12 Net Cash Flow. In respect of any period, the amount, if any, by which the Revenues for such period exceed the Operating Costs for such period.

     20.13 Operating Costs. In respect of any period, all costs and expenses actually paid by the Partnership which include, without limitation: (a) the principal and interest on any Contracts of Indebtedness paid by the Partnership during such period; (b) all costs of acquiring, improving, developing, managing, leasing, operating, maintaining, replacing and preserving the Properties, including, without limitation all fees payable under any management contracts and all capital expenditures relating to the Properties; (c) any casualty losses to the extent not reimbursed by insurance proceeds during such period; and (d) deposits to Reserves during such period. Operating Costs does not include depreciation and amortization.

     20.14     Partner(s).  The General Partner and/or the Limited Partner.

     20.15 Partnership. The Oklahoma limited partnership created by this Agreement and known as Chesapeake Louisiana, L.P.

     20.16 Partnership Interest. In respect of any Partner, all of such Partner's right, title and ownership interest in the Partnership, including, without limitation, all profits, surplus, distributions, return of capital, contract rights, accounts receivable and general intangibles owing by the Partnership to a Partner solely by reason of the status of the Partner as a member of the Partnership.

     20.17 Partnership Percentages. With respect to each Partner, the following percentage:

                     General Partner                     1%
                     Limited Partner                    99%

     20.18 Person. Any individual, entity, corporation, association, trust, partnership, joint venture or any government or agency or political subdivision thereof.

     20.19 Proceeds. Properties sale proceeds, proceeds from loans to refinance the Properties, condemnation proceeds and insurance proceeds (excluding business interruption insurance proceeds) excluding Capital Contributions.

     20.20 Properties. All assets and other properties now owned or hereafter acquired by the Partnership, including, without limitation, all oil and gas properties or interests therein, partnership and joint venture interests, stock, overriding royalty interests, carried interests, backin interests, production payments and other oil and gas and related interests.

     20.21 Remaining Partner. The Partner who is not: (a) the Defaulting Partner in the case of paragraph 16 of this Agreement; or (b) the Departing Partner in the case of paragraph 15 of this Agreement.

     20.22 Representative. The legal representative, trustee or successor of a Departing Partner, as the case may be.

     20.23 Reserves. Cash deposits established from time to time in the discretion of the General Partner to provide sources for payment of obligations incurred or to be incurred, whether direct or contingent, by the Partnership or the General Partner in connection with the business of the Partnership.

     20.24 Revenues. In respect of any period, the cash balance held by the Partnership at the beginning of the period (including Reserves) plus the aggregate of any gross receipts (excluding Proceeds, but including Capital Contributions) received by the Partnership from all sources during such period.

               IN WITNESS WHEREOF, the parties have executed this Limited Partnership Agreement effective the date first above written.


                                   CHESAPEAKE OPERATING, INC., an
                                   Oklahoma corporation



                                   By  /s/ AUBREY K. MCCLENDON
                                       ---------------------------------------
                                       Aubrey K. McClendon, President

                                       (the "General Partner")


                                   CHESAPEAKE ENERGY LOUISIANA CORPORATION, an
                                   Oklahoma corporation


                                    By /s/ AUBREY K. MCCLENDON
                                       ---------------------------------------
                                       Aubrey K. McClendon, President

                                       (the "Limited Partner")